FOR IMMEDIATE RELEASE

Arbitron and PPM Coalition Settle Outstanding Disputes – Both Groups Commend Leadership of House
Oversight Committee Chairman Towns

COLUMBIA MD, April 22, 2010 – Arbitron Inc. (NYSE: ARB) and the PPM Coalition (PPMC) today announced that they have settled their outstanding disputes and plan to move forward collaboratively.

Under the leadership of House Oversight and Government Reform Committee Chairman Rep. Edolphus Towns (D-NY), Arbitron and the PPMC have worked jointly with the Media Rating Council® (MRC) to implement a series of steps designed to enhance the recruitment methodology of the Arbitron Portable People Meter™ (PPM™) ratings service. These enhancements include the addition of address-based sampling with targeted in-person recruiting to increase PPM panelist participation in key market segments.

“Arbitron remains committed to the continuous improvement of our PPM ratings service,” said William T. Kerr, Arbitron Chief Executive Officer and President. “We have worked with the PPMC and the MRC to design these initiatives, and we believe they will help Arbitron deliver the quality data that our customers expect. These initiatives, together with other elements, are part of a larger ongoing program by Arbitron to obtain and retain MRC accreditation. We appreciate the leadership of Chairman Towns and his team for helping move this dialogue forward.”

“We believe that this agreement represents a positive step that moves both groups forward in a spirit of collaboration,” said Charles Warfield, Chief Operating Officer, ICBC Broadcast Holdings, Inc., on behalf of the PPMC. “This has been a long and difficult journey, but we are committed to working closely with Arbitron and the MRC and seeing the implementation of these initiatives.”

“Reliable ratings data is vitally important for all stakeholders in the radio marketplace,” added Joe Uva, President and Chief Executive Officer of Univision Communications Inc. “Arbitron’s commitment to evolve its methodology is a step forward in achieving that goal.”

“We are very pleased with the settlement. We hope it marks the beginning of a new kind of partnership with Arbitron where we all work together to continuously improve the PPM service which we believe will instill a new level of confidence in its results,” said Frank Flores, Chief Revenue Officer of Spanish Broadcasting System, Inc.

The initiatives include the addition of targeted in-person recruitment to Arbitron’s multi-faceted PPM panelist recruitment approach that currently includes mailings and phone calls. In-person recruitment benefits all broadcasters as it targets population segments that are more likely to be reachable only by cell phone – including youth and minorities. Arbitron will also use address-based sampling to select landline households to further improve geographic proportionality.

This enhanced recruitment approach is scheduled to begin in July 2010 with targeted in-person recruiting. In-person recruiting would initially be deployed in the high density Black and Hispanic areas across the top 25 PPM Markets by year-end 2010; with implementation of address-based sampling and the addition of targeted in-person recruiting across all geographies of all PPM Markets by the end of 2011.

Additional initiatives undertaken by Arbitron to help support minority and all broadcasters include:

•	Launching a previously disclosed engagement metric in 2010;

•	Increasing the PPM sample size for people 18-54 by approximately 10 percent by mid-2011 as previously disclosed;

•	Forming a minority leadership council in 2010 to bring the leadership of broadcasters and agency communities together; and

•	Expanding current initiatives directed toward advertiser outreach for minority radio.

“We hope that this agreement has placed us on the road to the improved audience measurement,” said Jim Winston, Executive Director of the National Association of Black Owned Broadcasters.  “We have been talking with Arbitron for more than three years about PPM, and I am pleased that we have been able to come to an agreement for moving forward.”

“In order to effectively reach and connect with minority populations, quality data and audience representation is imperative for agencies and advertisers,” said Jessica Pantanini, Association of Hispanic Advertising Agencies (AHAA) chair-elect and COO of Bromley Communications. “We appreciate the commitment to address the needs of minority communities and embrace the implementation of these initiatives.”

“The MRC has been focused on seeking more in-person recruitment, meter-installation and respondent coaching, as well as improved sample distribution, in Arbitron’s PPM methodology as part of our accreditation proceedings,” said George Ivie, CEO and Executive Director of the Media Rating Council.  “We are pleased to see Arbitron agree to add these enhancements, which we believe can improve the quality of Arbitron’s currency ratings, and the MRC is proud to have been an independent and neutral component of this ongoing dialogue as requested by the House Oversight Committee.”

Arbitron has maintained its commitment to continuous improvement and obtaining and maintaining MRC accreditation for our PPM ratings service. While these and other improvement initiatives have been designed to accomplish the goals described above, there can be no assurance of success.

The PPMC

The PPM Coalition was formed in 2008 specifically to address its members’ concerns with Arbitron’s PPM methodology. PPMC members include ICBC Broadcast Holdings, Inc., Univision Communications, Inc., The Association of Hispanic Advertising Agencies, Spanish Broadcasting System, Inc., The National Association of Black Owned Broadcasters and The Minority Media and Telecommunications Council.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing information services firm primarily serving radio, television, cable, advertising agencies, advertisers, retailers, out-of-home media, and online media. Arbitron’s core businesses are measuring and estimating network and local market radio audiences across the United States; providing application software used for analyzing our media audience and marketing information data; and providing consumer, shopping, and other media usage information services. The Company has developed the Portable People MeterTM, a new technology for media and marketing research.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements

Statements in this release that are not strictly historical, including the statements regarding expectations for 2010 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter(TM) service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.

Press Information	Arbitron Inc Deirdre Blackwood 410-312-8523 Didi.blackwood@arbitron.com	PPMC David H. Pawlik Skadden, Arps, Slate, Meagher & Flom, LLP 202-371-7044 david.pawlik@skadden.com